Exhibit 99.1

For more information, contact:

Novatel Wireless	The Blueshirt Group, Investor Relations
Dan Halvorson	Chris Danne, Rakesh Mehta
Chief Financial Officer	(415) 217-7722
(858) 320-8821	chris@blueshirtgroup.com
www.novatelwireless.com	rakesh@blueshirtgroup.com

FOR IMMEDIATE RELEASE

NOVATEL WIRELESS REPORTS RECORD FOURTH QUARTER RESULTS

Revenues of $33.4 Million and Net Income of $0.17 per Share

SAN DIEGO, CA — February 10, 2005 — Novatel Wireless, Inc. (Nasdaq: NVTL), a leading provider of wireless broadband access solutions, today reported financial results for the fourth quarter and year ended December 31, 2004.

Revenues for the fourth quarter were $33.4 million, which is a 215% increase over $10.6 million reported in the same period last year. Based on record gross margins of 34.7%, net income applicable to common stockholders grew to approximately $5.2 million or $0.17 per diluted share – the highest in the Company’s history, which compares to a net loss applicable to common stockholders of $2.1 million or $0.23 per diluted share in the prior year period.

Revenues for the year ended December 31, 2004 were $103.7 million, a 207% increase from $33.8 million reported for the prior year. Net income applicable to common stockholders for 2004 was $13.7 million or $0.48 per diluted share which compares to a net loss of $16.7 million or $2.14 per diluted share for 2003.

“We believe that Novatel Wireless is clearly establishing itself as the world leader in 3G wireless data cards, with the most sales, the broadest product offering, the most advanced technology and the widest customer base, selling to the vast majority of the leading wireless carriers in the world,” commented Peter Leparulo, Novatel Wireless’ Chief Executive Officer. “Fourth quarter results, which were the best in Company history, reflect record sales of UMTS products in Europe, initial sales into the world’s largest wireless operator and our entry into the EV-DO

— more —

market. During the quarter, we shipped to 10 carriers in nine markets and are encouraged by recent sell-through data, as many carriers are just now rolling out widespread access to their 3G product offerings. With two important new product introductions in late December, we are well positioned to enhance our leading market share in 2005.”

“At the same time, we are embarking on the most ambitious research effort in the history of the Company,” added Mr. Leparulo. “We plan on introducing over eight new products in 2005, as we move into next generation technologies like HSDPA, enhance our position in EV-DO, and introduce new 3G form factors and embedded solutions. As importantly, we believe we will more than double our addressable market, with innovative advanced products like our newly introduced Ovation™ line. Targeted at the European market, Ovation will allow wireless carriers to offer a truly differentiated bundle of high performance, less expensive broadband Internet, local and international calling. Given the current lag in broadband deployment in Europe and the high expense of wireline local and international calling, we believe Ovation will be a compelling product in the hands of some of the continent’s leading companies and brands.”

Recent highlights include

•	In November, Novatel Wireless announced the introduction of the Ovation™ Family of 3G Multimedia Application Consoles for Enterprise, SOHO, and Residential Users. The Ovation Family is a portfolio of stand-alone desktop consoles that unifies WWAN, WLAN and/or VoIP to provide cost-effective high speed wireless broadband access, optimal call routing and the delivery of multimedia applications.

•	During the fourth quarter, the Company expanded its presence in Asia with the announcements that its Merlin U530™ was being offered by CSL, a leading wireless carrier in Hong Kong, and SingTel, one of Asia’s largest wireless operators.

•	In the fourth quarter, Novatel Wireless also announced the availability of its quad-band Merlin U630™ Wireless PC Card Modems. The Company began shipping these products in the fourth quarter to Vodafone operating companies, including Vodacom, South Africa’s leading mobile operator.

•	In January, Verizon Wireless and Novatel Wireless announced the availability of the Novatel Wireless V620, a next generation broadband wireless PC Card for Verizon Wireless’ 3G EV-DO Network.

•	Last week, Novatel Wireless announced the introduction of the Expedite EV620TM EV-DO PCI Express Mini Card designed for turnkey integration of broadband network connectivity.

•	In January, the Company also strengthened its Board of Directors with the addition of independent director Dr. John Davis, a telecommunications pioneer.

“Gross margins increased to a record 34.7%, reflecting in part a favorable product mix during the quarter,” explained Dan Halvorson, Chief Financial Officer of Novatel Wireless. “Moving forward, we expect to continue building our R&D and sales and marketing effort, while also entering into initial volume deployment of our EV-DO and quad-band UMTS product lines in Q1. At December 31, 2004 our total cash and investment balance was $81.2 million or $2.81 per share, reflecting impressive positive cash flow from operations of $6.5 million for the fourth quarter of 2004.”

Novatel Wireless will host a conference call for analysts and investors today to discuss its quarterly results at 5:00 p.m. ET on February 10, 2005. For parties in the United States and Canada, call 1-800-240-2134 to access the earnings call. A live Web cast of the conference call will also be accessible from the “Investor Relations” section of the Novatel Wireless Web site (www.novatelwireless.com). Following the live Web cast, an archived version will be available on the Novatel Wireless Web site.

ABOUT NOVATEL WIRELESS, INC.

Novatel Wireless, Inc. is a leading provider of wireless broadband access solutions. Novatel Wireless’ Merlin(TM) PC Cards, Expedite(TM) Embedded Modems, Freedom Box(TM) Ruggedized Modems, MobiLink(TM) Communications Software Suite, Ovation(TM) 3G Multimedia Application Consoles and Conversa(TM) Software Suite enable high-speed wireless access to personal, corporate and public information. The company delivers innovative 3G solutions to operators, distributors and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL. For more information on Novatel Wireless visit www.novatelwireless.com. (nvtlg)

© 2005 Novatel Wireless. All rights reserved. The Novatel Wireless logo, Merlin, Merlin U530, Merlin U520, Expedite, Freedom Box, Ovation and Conversa are trademarks of Novatel Wireless, Inc. All other brands, products and company names mentioned herein are trademarks of their respective holders.

Note Regarding Forward Looking Statements

Some of the information presented in this release is forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Although Novatel Wireless believes that the expectations reflected in such forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements. Certain factors that could cause actual results to differ materially from Novatel Wireless’ expectations are set forth as risk factors in the Company’s SEC reports and filings. Included among these factors are the future demand for wireless access to data, the future growth of wireless wide area networking, changes in wireless transmission standards and technologies, continued acceptance of and market demand for Novatel Wireless’ products, dependence on intellectual property rights, dependence on a small number of customers, and the Company’s general business and strategy, including plans and expectations relating to technology, product development, strategic relationships, customers, manufacturing, service activities, international expansion, sales initiatives and gross margin and cost containment initiatives. These factors, as well as other factors detailed from time to time in the Company’s SEC reports and filings, could cause actual results to differ materially. Forward-looking statements are not guarantees of performance. Novatel Wireless assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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NOVATEL WIRELESS, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	As of December 31,
	2004	2003
ASSETS

Current assets:

Cash and cash equivalents	$16,486,000	$3,942,000
Marketable securities	36,591,000	-
Restricted cash	-	635,000
Accounts receivable, net	14,061,000	8,986,000
Accounts receivable - related parties	-	399,000
Inventories	9,653,000	2,349,000
Other current assets	2,182,000	1,378,000

Total current assets	78,973,000	17,689,000

Property, plant and equipment, net	4,476,000	1,915,000

Marketable securities	28,144,000	-

Intangible assets, net	4,620,000	4,629,000

Other assets	110,000	188,000

	$116,323,000	$24,421,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$5,952,000	$6,730,000
Accrued expenses	7,962,000	1,179,000
Restructuring accrual	573,000	1,222,000
Deferred revenues	531,000	6,218,000
Current portion of capital lease obligations	1,127,000	82,000

Total current liabilities	16,145,000	15,431,000

Stockholders’ equity:

Common stock	29,000	13,000
Additional paid-in capital	333,945,000	256,253,000
Accumulated other comprehensive income	(336,000)	-
Deferred stock-based compensation	-	(142,000)
Accumulated Deficit	(233,460,000)	(247,134,000)

Total stockholders’ equity	100,178,000	8,990,000

	$116,323,000	$24,421,000

NOVATEL WIRELESS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2004	2003	2004	2003
Revenue	$33,448,000	$10,604,000	$103,727,000	$33,815,000

Cost of revenue	21,857,000	7,786,000	69,780,000	27,942,000

Gross margin	11,591,000	2,818,000	33,947,000	5,873,000

Operating costs and expenses:

Research and development	3,334,000	1,447,000	10,625,000	6,118,000
Sales and marketing	1,577,000	669,000	4,739,000	2,693,000
General and administrative	1,551,000	850,000	5,138,000	4,068,000
Restructuring charges	-	414,000	-	828,000

Total operating expenses	6,462,000	3,380,000	20,502,000	13,707,000

Operating income (loss)	5,129,000	(562,000)	13,445,000	(7,834,000)

Other income (expense):

Interest income	479,000	8,000	927,000	44,000
Interest expense	(26,000)	(1,392,000)	(56,000)	(3,939,000)
Other, net	(64,000)	92,000	(148,000)	91,000

Income (loss) before income taxes	$5,518,000	$(1,854,000)	$14,168,000	$(11,638,000)

Provision for income taxes	(349,000)	-	(349,000)	-

Net income (loss) after taxes	5,169,000	(1,854,000)	13,819,000	(11,638,000)

Accretion of dividends and beneficial conversion features pertaining to preferred stock	-	(214,000)	(145,000)	(5,079,000)

Net income (loss) applicable to common stockholders	$5,169,000	$(2,068,000)	$13,674,000	$(16,717,000)

Per share data:

Net income (loss) per common share:
Basic	$0.18	$(0.23)	$0.57	$(2.14)
Diluted	$0.17	$(0.23)	$0.48	$(2.14)

Weighted average shares used in computation of per share calculation:
Basic	28,710,444	9,129,053	23,969,044	7,817,539
Diluted	30,876,249	9,129,053	28,863,361	7,817,539